UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 14, 2006

USA TECHNOLOGIES, INC. (Exact name of registrant as specified in its charter)

Pennsylvania	33-70992	23-2679963
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification No.)
incorporation)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

610-989-0340
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 14, 2006, USA Technologies, Inc. and MasterCard International, Inc. entered into an agreement under which USA agreed to use its best efforts to secure the installation of 5,000 G-6 e-Ports that accept credit cards utilizing MasterCard’s PayPass contactless technology. The e-Ports are anticipated to be installed in vending machines and other point of sale locations such as kiosks. The actual installations would be performed by USA’s customer (i.e. the location owner) with the assistance of USA. MasterCard has agreed to pay USA an aggregate of $1,975,000 if all 5,000 of the e-Ports are installed. Upon signing of the agreement, MasterCard agreed to pay to USA the initial sum of $493,750 on account of the payments to become due by MasterCard under the agreement. The agreement provides, among other things, that if all 5,000 e-Ports are not installed by February 15, 2007, USA is required to refund to MasterCard a pro rata share of any payments received from MasterCard that relate to any uninstalled units. While MasterCard is paying for the cost of the e-Port hardware, USA’s customer (i.e. the location owner) would agree in its processing agreement with USA to pay to USA a one time activation fee of $30, monthly recurring service fees of $9.95, and an amount equal to five percent (5%) of the revenues from each vending machine for credit card processing fees. In the event that all 5,000 units are timely installed, and provided that each of USA’s customers would enter into a three year processing agreement with USA, USA anticipates that the total services revenues (excluding credit card processing fees) to be received from its customers during the three year period would be $1,941,000. Therefore, the payment from MasterCard of $1,975,000 for 5,000 G-6 e-Ports, as well as the $1,941,000 in services fees from USA’s customers, would result in $3,916,000 in revenues to USA.

SIGNATURES

     Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

By:	/s/ George R. Jensen, Jr.
George R. Jensen, Jr.
Chief Executive Officer

Dated: November 20, 2006